EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 14, 2010, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Cohen & Steers Master Income Portfolio, Series 22 and Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio - National Series 18 (included in Van Kampen Unit Trusts, Series 940) as of January 14, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-163093) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
January 14, 2010